Exhibit 99.1

Prospect Capital Announces 90% Increase in Net Investment Income for First Three Fiscal Quarters over Prior Year

NEW YORK — (Market Wire) — May 6, 2013 — Prospect Capital Corporation (NASDAQ: PSEC) (“Company” or “Prospect”) today announced financial results for our third fiscal quarter ended March 31, 2013.

For the nine months ended March 2013, our NII was $232.8 million or $1.20 per weighted average number of shares for the period. For the nine months ended March 31, 2012, our NII was $122.5 million or $1.10 per weighted average number of shares for the period. NII increased by 90% from the nine months ended March 2012 to the nine months ended March 2013.

For the March 2013 quarter, our net investment income (“NII”) was $59.6 million or $0.26 per weighted average number of shares for the quarter. For the March 2012 quarter, a quarter positively impacted by significant event-driven income activity related to exits in the portfolio, our NII was $58.1 million or $0.51 per weighted average number of shares for the quarter.

Our debt to equity ratio stood at a modest 43.7% after subtraction of cash and equivalents as of March 31, 2013, compared to 29.2% after subtraction of cash and equivalents as of December 31, 2012. Our net asset value per share on March 31, 2013 stood at $10.71 per share, a decrease of $0.10 per share from December 31, 2012. We estimate that our net investment income for the current June 2013 quarter will be $0.26 to $0.32 per share.

Our objective is to grow net investment income per share in the coming quarters by focusing on prudently increased levels of matched-book funding to finance disciplined and accretive originations across our diversified lines of business.

We have previously announced our upcoming monthly cash distributions, our 58th, 59th, 60th, and 61st consecutive cash distributions to shareholders, as follows:

$0.110125 per share for May 2013 (record date of May 31, 2013 and payment date of June 20, 2013);

$0.110150 per share for June 2013 (record date of June 28, 2013 and payment date of July 18, 2013);

$0.110175 per share for July 2013 (record date of July 31, 2013 and payment date of August 22, 2013); and

$0.110200 per share for August 2013 (record date of August 30, 2013 and payment date of September 19, 2013).

We have generated cumulative NII in excess of cumulative distributions to shareholders in the current fiscal year to date, in the prior fiscal year, and since Prospect’s initial public offering nine years ago. For the current fiscal year as of March 31, 2013, our NII in excess of distributions to shareholders stands at $42.5 million and $0.22 per share.

Since our IPO nine years ago through our August 2013 distribution, assuming our current share count for upcoming distributions, we will have distributed more than $11.49 per share to initial shareholders and $785 million in cumulative distributions to all shareholders.

HIGHLIGHTS

Equity Values:

Net assets as of March 31, 2013:  $2.556 billion

Net asset value per share as of March 31, 2013:  $10.71

Third Fiscal Quarter Operating Results:

Net investment income:  $59.59 million

Net investment income per share:  $0.26

Dividends to shareholders per share:  $0.330150

Fiscal Year to Date Operating Results:

Net investment income:  $232.83 million

Net investment income per share:  $1.20

Net increase in net assets resulting from operations:  $138.17 million

Net increase in net assets per share resulting from operations:  $0.71

Dividends to shareholders per share:  $0.948275

Third Quarter and Fiscal Year to Date Portfolio and Investment Activity:

Portfolio investments in quarter:  $784.40 million

Portfolio investments during the nine months ended March 31, 2013:  $2.304 billion

Total Portfolio investments at cost at March 31, 2013:  $3.795 billion

Total portfolio investments at fair value at March 31, 2013:  $3.708 billion

Number of portfolio companies at March 31, 2013:  120

PORTFOLIO AND INVESTMENT ACTIVITY

Our origination efforts during the March 2013 quarter prioritized secured lending, with an emphasis on senior loans, although we also seek to close selected subordinated debt and equity investments. Our diversified approach includes multiple business segments, including agented sponsor finance, club and syndicated finance, agented direct lending, structured credit, real estate yield, and controlled debt and equity investments. With our scale team of more than 75 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small number of investments out of thousands of investment opportunities sourced annually.

Our portfolio’s annualized current yield stood at 13.9% across all performing interest bearing investments as of March 31, 2013. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns.

At March 31, 2013, our portfolio consisted of 120 long-term investments with a fair value of $3.708 billion, a record total, compared to 85 long-term investments with a fair value of $2.094 billion at June 30, 2012.

During the March 2013 quarter, we completed 23 new and follow-on investments aggregating a record $784.4 million (approximately five times our origination dollar volume in the prior year March 2012 quarter), sold four investments, and received repayment on one other investment. Our repayments in the March 2013 quarter were $102.5 million, resulting in investments net of repayments of $681.9 million.

Broadly diversified across our lines of business, our originations in the March 2013 quarter were weighted toward the last month of the quarter, resulting in only a partial quarter positive income impact from such originations. We expect such originations to generate full-quarter positive impact in the current June 2013 quarter.

The majority of our portfolio consists of agented middle-market loans that we have originated, structured, selected, and closed. In general, we perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts.

•                  On January 11, 2013, we provided $27.1 million of debt financing to Correctional Healthcare Holding Company, Inc., a national provider of correctional medical and behavioral healthcare solutions.

•                  On January 17, 2013, we made a $30.3 million follow-on investment in APH Property Holdings, LLC (“APH”), to acquire 5100 Live Oaks Blvd, LLC, a multi-family residential property located in Tampa, Florida. We invested $2.7 million of equity and $27.6 million of debt in APH.

•                  On January 24, 2013, we made an investment of $24.9 million to purchase subordinated notes in Cent 17 CLO Limited.

•                  On January 24, 2013, we made an investment of $26.9 million to purchase subordinated notes in Octagon Investment Partners XV, Ltd.

•                  On January 29, 2013 we provided $8.0 million of secured second lien financing to TGG Medical Transitory, Inc., a developer of technologies for extracorporeal photopheresis treatments.

•                  On January 31, 2013, we funded the acquisition of the subsidiaries of Nationwide Acceptance Holdings, LLC, an auto finance business, with $25.2 million of combined debt and equity financing.

•                  On February 5, 2013, we received a distribution of $3.3 million related to our investment in NRG Manufacturing, Inc., for which we realized a gain of the same amount.

•                  On February 5, 2013, we made a secured debt investment of $2.0 million in Healogics, Inc., a provider of outpatient wound care management services.

•                  On February 13, 2013, we made an investment of $35.0 million to purchase subordinated notes in Galaxy XV CLO, Ltd.

•                  On February 14, 2013, we made a $2.0 million secured first-lien debt investment in J.G. Wentworth, LLC, the largest purchaser of structured settlement and annuity payments in the United States.

•                  On February 14, 2013, we provided $15.0 million of senior secured financing to Speedy Group Holdings Corp., a leading provider of short-term loans and financial services in the United States, United Kingdom, and Canada.

•                  On February 15, 2013, we made a $6.0 million secured second-lien debt investment in SESAC Holdco II LLC, a performing rights organization based in Nashville, TN.

•                  On February 21, 2013, we provided $39.6 million of senior secured first-lien financing to Atlantis Healthcare Group (Puerto Rico), Inc., a leading owner and operator of dialysis stations.

•                  On February 25, 2013, we made a $10.0 million secured second lien loan and a $2.0 million secured first lien loan to Transaction Networks Services, Inc., an international data communications company that provides networking, data communications, and other value added services. On the same day we sold the $2.0 million secured first lien debt instrument and realized a gain of $20,000 on this investment.

•                  On March 1, 2013, we made a $70.0 million secured term loan investment in a subsidiary of Cinedigm DC Holdings, LLC, the leading provider of digital cinema services, software, and content marketing and distribution.

•                  On March 6, 2013, we made a $5.0 million follow-on investment in Rocket Software, Inc.

•                  On March 7, 2013, we made a secured second-lien follow-on investment of $60.0 million in United Sporting Companies, Inc.

•                  On March 8, 2013, we made an investment of $40.4 million to purchase subordinated notes in Halcyon Loan Advisors Funding 2013-I Ltd.

•                  On March 12, 2013, we provided $12.0 million of secured second-lien financing to ALG USA Holdings, LLC, a vertically integrated travel company that focuses on providing all-inclusive vacations in Mexico and the Caribbean to the U.S. customer.

•                  On March 15, 2013, we made an investment of $44.1 million to purchase subordinated notes in Apidos CLO XII, Ltd.

•                  On March 18, 2013, we sold our $2.0 million investment in J.G. Wentworth and realized a gain of $75,000 on this investment.

•                  On March 18, 2013, we provided a $197.3 million first-lien senior secured credit facility to support the refinancing of Capstone Logistics, LLC, a logistics services portfolio company. After the financing, we received repayment of the $30.7 million and $38.4 million loans previously outstanding.

•                  On March 27, 2013, we provided $100.0 million of senior secured debt financing to support the recapitalization of Broder Bros., Co., a leading distributor of imprintable sportswear and accessories in the United States.

•                  On March 28, 2013, we sold our investment in New Meatco Provisions, LLC for net proceeds of approximately $2.0 million, recognizing a realized loss of $10.8 million on the sale.

•                  On March 29, 2013, we received net proceeds of $1.3 million for the partial sale of our equity investment in Caleel + Hayden, LLC, realizing a gain of $900,000 on the sale.

Since March 31, 2013 in the current June 2013 quarter, we have completed a follow-on investment and four new investments aggregating $163.8 million.

•                  On April 1, 2013, we refinanced our existing $38.5 million senior secured loans to Ajax Rolled Ring & Machine, Inc.

•                  On April 19, 2013, we made an investment of $43.7 million to purchase subordinated notes in Mountain View CLO 2013-I Ltd.

•                  On April 22, 2013, we provided $34.4 million of senior secured financing to support the carve-out acquisition of Pegasus Financial Services.

•                  On April 25, 2013, we made an investment of $26.0 million to purchase subordinated notes in Brookside Mill CLO Ltd.

•                  On April 30, 2013, we made a $21.2 million follow-on investment in APH, to acquire Lofton Place Apartments and Vista at Palma Sola, two residential properties located in Florida. We invested $3.2 million of equity and $18.0 million of debt in APH.

None of our loans originated in nearly six years has gone on non-accrual status. The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 1.3% on March 31, 2013, down from 1.9% on June 30, 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

During calendar year 2012, we received significant dividends and interest income from our ESHI investment. Our income from ESHI in calendar year 2013 is significantly less than such income in calendar year 2012. We are targeting to offset this decrease by utilizing existing liquidity and prudent leverage to finance our growth through new originations, including attractive yielding investments in the financial services and other sectors.

Because of the good performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

Our advanced investment pipeline aggregates more than $500 million of potential opportunities diversified across multiple sectors. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

Our modestly leveraged balance sheet, with its vast majority of unencumbered assets, access to multiple funding sources, matched-book funding, and weighting toward unsecured fixed-rate debt, is a source of significant strength. Our debt to equity ratio stood at a modest 43.7% after subtraction of cash and equivalents at March 31, 2013. Our equitized balance sheet also gives us the potential for future earnings upside as we prudently utilize and grow our existing revolving credit facility as well as potentially add additional secured or unsecured term facilities made more attractive by our investment-grade ratings at corporate, revolving facility, and term debt levels.

On March 27, 2012, we renegotiated our credit facility and closed on an expanded five-year revolving credit facility (the “Facility”) for Prospect Capital Funding LLC. As of March 31, 2013, our Facility size stood at $552.5 million with commitments from 17 total lenders. The Facility includes an accordion feature which allows aggregate commitments to be increased to $650 million without the need for re-approval from existing lenders or the rating agency.

As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2015, with an additional two-year amortization period, with distributions allowed after the completion of the revolving period. Interest on borrowings under the Facility is one-month Libor plus 275 basis points, with no minimum Libor floor. The Facility continues to carry a high-investment-grade Moody’s rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 17 institutional lenders in our Facility compares to five lenders at June 30, 2010.

In addition, our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

On December 21, 2010, we issued $150.0 million in principal amount of 6.25% senior unsecured convertible notes, convertible at $11.35 per common share and due December 2015 (“2015 Converts”).

On February 18, 2011, we issued $172.5 million in principal amount of 5.50% senior unsecured convertible notes, convertible at $12.76 per common share and due August 2016 (“2016 Converts”). In the March 2012 quarter, we repurchased $5.0 million of our 2016 Notes.

On April 16, 2012, we issued $130.0 million in principal amount of 5.375% senior unsecured convertible notes, convertible at $11.65 per common share and due October 2017 (“2017 Converts”).

On August 14, 2012, we issued $200.0 million in principal amount of 5.75% senior unsecured convertible notes, convertible at $12.14 per common share and due March 2018 (“2018 Converts”).

On December 21, 2012, we issued $200.0 million in principal amount of 5.875% senior unsecured convertible notes, convertible at $12.54 per common share and due January 2019 (“2019 Converts”, and together with the 2015 Converts, 2016 Converts, 2017 Converts, and 2018 Converts, the “Convertible Notes”).

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”). Since initiating the program, we have issued $263.6 million of Program Notes. These notes were issued with interest rates ranging from 4.00% to 7.00% with a weighted average rate of 5.71%. These notes mature between June 15, 2019 and May 15, 2043.

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% senior unsecured notes due November 2022 (the “2022 Baby Bond Notes). The 2022 Baby Bond Notes trade on the New York Stock Exchange with ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250 million in aggregate principal amount of 5.875% senior unsecured notes due March 2023 (the “2023 Notes”, and together with our 2022 Baby Bond Notes, Convertible Notes, and our Program Notes, the “Unsecured Notes”).

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB. As of March 31, 2013, Prospect held more than $3.3 billion of unencumbered assets on its balance sheet to benefit holders of Unsecured Notes and Prospect shareholders.

On February 11, 2013, we entered into an equity distribution agreement relating to at-the-market offerings from time to time of our common stock. During the period from February 11, 2013 to May 6, 2013, we sold approximately 17.2 million shares of our common stock at an average price of $11.14 per share, and raised $191.9 million of gross proceeds, with all issuance at prices above net asset value per share.

We currently have no borrowings under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $740 million of new investment capacity. Any principal repayments, other monetizations of our assets, debt and other capital issuance, or increase in our Facility size would also further increase our investment capacity.

CONFERENCE CALL

The Company will host a conference call on Tuesday, May 7, 2013 at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-317-6016. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10028354.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
March 31, 2013 and June 30, 2013
(in thousands, except share and per share data)

	March 31, 2013	June 30, 2012
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $715,301 and $518,015, respectively)	$675,305	$564,489
Affiliate investments (amortized cost of $48,949 and $44,229, respectively)	41,745	46,116
Non-control/Non-affiliate investments (amortized cost of $3,030,863 and $1,537,069, respectively)	2,990,672	1,483,616
Total investments at fair value (amortized cost of $3,795,113 and $2,099,313, respectively)	3,707,722	2,094,221

Investments in money market funds	253,332	118,369
Total investments	3,961,054	2,212,590

Cash	24,726	2,825
Receivables for:
Interest, net	18,435	14,219
Dividends	2	1
Other	462	783
Prepaid expenses	210	421
Deferred financing costs	42,128	24,415
Total Assets	4,047,017	2,255,254

Liabilities
Credit facility payable	—	96,000
Senior convertible notes	847,500	447,500
Senior unsecured notes	347,682	100,000
Prospect Capital InterNotes®	199,401	20,638
Due to broker	42,961	44,533
Dividends payable	26,267	14,180
Due to Prospect Administration	1,332	658
Due to Prospect Capital Management	873	7,913
Accrued expenses	2,559	2,925
Interest payable	15,268	6,723
Other liabilities	7,586	2,210
Total Liabilities	1,491,429	743,280
Net Assets	$2,555,588	$1,511,974

Components of Net Assets
Common stock, par value $0.001 per share (500,000,000 common shares authorized; 238,628,037 and 139,633,870 issued and outstanding, respectively)	$239	$140
Paid-in capital in excess of par	2,640,457	1,544,801
Undistributed net investment income	66,187	23,667
Accumulated realized losses on investments	(63,904)	(51,542)
Unrealized depreciation on investments	(87,391)	(5,092)
Net Assets	$2,555,588	$1,511,974

Net Asset Value Per Share	$10.71	$10.83

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended March 31, 2013 and 2012

(in thousands, except share and per share data)

(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Investment Income
Interest Income:
Control investments	$26,598	$32,966	$77,756	$45,546
Affiliate investments	1,599	2,378	4,944	7,179
Non-control/Non-affiliate investments other than CLO securities	58,187	37,044	161,727	107,078
CLO fund securities	23,228	2,560	60,361	3,668
Total interest income	109,612	74,948	304,788	163,471

Dividend income:
Control investments	75	5,474	65,042	29,819
Non-control/Non-affiliate investments	—	—	3,185	1,733
Money market funds	8	1	19	2
Total dividend income	83	5,475	68,246	31,554

Other income:
Control investments	2,656	13,768	7,753	14,386
Affiliate investments	5	11	618	85
Non-control/Non-affiliate investments	7,839	1,421	28,461	8,732
Total other income	10,500	15,200	36,832	23,203
Total Investment Income	120,195	95,623	409,866	218,228

Operating Expenses
Investment advisory fees:
Base management fee	18,966	8,949	48,500	25,985
Income incentive fee	14,896	14,518	58,207	30,614
Total investment advisory fees	33,862	23,467	106,707	56,599

Interest and credit facility expenses	20,854	9,655	50,779	28,374
Legal fees	395	256	1,652	1,198
Valuation services	420	308	1,167	916
Audit, compliance and tax related fees	200	276	1,010	1,141
Allocation of overhead from Prospect Administration	2,957	2,910	7,280	5,143
Insurance expense	88	69	259	168
Directors’ fees	75	68	225	195
Excise Tax	1,000	—	5,500	—
Other general and administrative expenses	759	542	2,459	2,037
Total Operating Expenses	60,610	37,551	177,038	95,771

Net Investment Income	59,585	58,072	232,828	122,457

Net realized (loss) gain on investments	(6,014)	24,812	(12,362)	23,703
Net change in unrealized (depreciation) appreciation on investments	(9,142)	(32,675)	(82,299)	8,441

Net Increase in Net Assets Resulting from Operations	$44,429	$50,209	$138,167	$154,601

Net increase in net assets resulting from operations per share:	$0.20	$0.44	$0.71	$1.39
Dividends declared per share	$0.33	$0.30	$0.95	$0.91

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
ROLLFORWARD OF NET ASSET VALUE PER SHARE

For the Three and Nine Months March 31, 2013 and 2012

(in actual dollars)

(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Per Share Data:
Net asset value at beginning of period	$10.81	$10.69	$10.83	$10.36
Net investment income	0.26	0.51	1.20	1.10
Net realized (loss) gain	(0.03)	0.22	(0.06)	0.21
Net unrealized (depreciation) appreciation	(0.04)	(0.29)	(0.42)	0.08
Net increase in net assets as a result of public offerings	0.04	—	0.14	—
Dividends declared and paid	(0.33)	(0.31)	(0.98)	(0.93)
Net asset value at end of period	$10.71	$10.82	$10.71	$10.82

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual developments and results are highly likely to vary materially from any forward-looking statements.  Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For further information, contact:

Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

(212) 448-9577